Exhibit 10.24

Summary of Compensatory Arrangements with Directors and Named Executive Officers

Director Compensation. Each director who is not an officer of the Company will receive the following compensation for his or her services as director in 2005:

•	annual compensation of $30,000;

•	$2,000 per Board meeting attended;

•	$1,000 per committee meeting attended as a member;

•	$2,000 per committee meeting attended as the chairman, except for Audit Committee chairman;

•	$4,000 per committee meeting attended as the Audit Committee chairman;

•	an annual option to acquire 5,250 shares of Common Stock;

•	an annual $2,500 Columbia Sportswear merchandise allowance; and

•	reasonable out-of-pocket expenses incurred in attending meetings.

Directors are given the opportunity to receive an option grant in lieu of the annual cash compensation.

Named Executive Officer Compensation. The Company’s executive compensation program has several elements, all determined by individual performance and Company profitability, except for stock option grants that are intended to correlate compensation to stock price performance.

Base Salary Compensation

Base salaries for the Chief Executive Officer and the other named executive officers in 2005 have been established by reviewing a number of factors, including responsibilities, experience, demonstrated performance, potential for future contributions and the level of salaries associated with similar positions at businesses that compete with the Company and other competitive factors. Base salary levels for named executive officers in 2005 have been determined as follows:

Gertrude Boyle	$715,850
Timothy P. Boyle	720,000
Patrick D. Anderson	360,500
Rick D. Carpenter	309,000
Robert G. Masin	385,982

Other Compensation

In addition to his or her base salary, each of the named executive officers is eligible to participate in the following:

•	The Executive Incentive Compensation Plan, under which cash bonuses in varying amounts may be granted based on the Company achieving pre-determined financial goals.

•	The 1997 Stock Incentive Plan, under which stock options or other equity compensation may be granted based on factors such as the level of base pay and individual performance.

•	The 1999 Employee Stock Purchase Plan (excluding Timothy P. Boyle and Gertrude Boyle).

•	The Company’s 401(k) profit-sharing plan and other health and benefit plans generally available to Company employees.